Exhibit 4.16

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. 836
Date of Issuance: November 10, 2011

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

OCULUS INNOVATIVE SCIENCES, INC.

(Void after November 30, 2018)
_______________________________________________

This certifies that VENTURE LENDING & LEASING VI, LLC, a Delaware limited liability company, or assigns (the “Holder”), for value received, is entitled to purchase from OCULUS INNOVATIVE SCIENCES, INC., a Delaware corporation (the “Company”), Forty One Thousand One Hundred and Eighty Seven (41,187) fully paid and nonassessable shares of Company’s common stock (the “Shares”), for cash, at a purchase price per share (the “Stock Purchase Price”) equal to $1.5175. Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date. If in any case such number involves a fraction, the fraction shall be adjusted to the closest integral number.  The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.  This Warrant is issued in connection with the Loan and Security Agreement of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement”), between Company, as borrower, and Venture Lending & Leasing VI, Inc., a subsidiary of Holder, as lender (“Lender”).  Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement, unless the context would otherwise require.

This Warrant may be exercised at any time or from time to time up to and including 5:00 p.m.  (Pacific time) on November 30, 2018 (the “Expiration Date”), upon surrender to the Company at its principal office at 1129 North McDowell Blvd., Petaluma, California 94954 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof.

This Warrant is subject to the following terms and conditions:

Section 1.   Exercise; Issuance of Certificates; Payment for Shares.

(a)    Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of the Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the Shares (but not for a fraction of a Share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of Shares to be purchased.  The Company agrees that the Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Shares as of the close of business on the date on which the Form of Subscription attached hereto shall have been delivered and payment made for such Shares. Subject to the provisions of Section 2, certificates for the Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised.  Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the Shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time.  Each warrant so delivered shall be in such denominations as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b)    The Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of  Shares computed using the following formula:

X =	Y(A-B)
A

Where:	X	=	the number of Shares to be issued to Holder

Y	=
the number of Shares that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of Shares as Holder may designate in the case of a partial exercise of this Warrant).

A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) Share at the time the net issuance election under this Section 1(b) is made.

B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via facsimile, to be followed by delivery of this Warrant.  Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the Shares purchasable hereunder, then effective as of 9:00 a.m.  (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to the Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of Shares computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.

(c)    For purposes of Section 1(b), “Per Share Price” means:

(i)    If Company’s Shares are traded on a securities exchange or actively traded over-the-counter:

(1)    If Company’s Shares are traded on a securities exchange, the Per Share Price shall be deemed to be the closing price of Company’s Shares as quoted on any exchange, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of Holder’s election hereunder.

(2)    If Company’s Shares are actively traded over-the-counter, the Per Share Price shall be deemed to be the closing bid or sales price, whichever is applicable, of the Shares for the trading day immediately prior to the date of the Holder’s election hereunder.

(ii)    If (i) is not applicable, the Per Share Price shall be determined in good faith by the Board of Directors of Company based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Change of Control (as defined in Section 4.3(a) hereof), the consideration receivable by the holders of the Shares in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Shares.

Section 2.   Limitation on Transfer.

(a)    This Warrant and the Shares shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act.  Each holder of this Warrant or the Shares issuable hereunder will cause any proposed transferee of the Warrant or Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.  Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant at any time to any lender transferee of a portion of the loan commitment of Lender under the Loan Agreement, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to Company for reissuance to the transferees(s) (and Holder, if applicable).

(b)           Each certificate representing (i) this Warrant, (ii) the Shares, and (iii) any other securities issued in respect to the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c)           The Holder of this Warrant and each person to whom this Warrant is subsequently transferred (as permitted hereunder) represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act exempting the disposition of securities from registration), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available.

Section 3.   Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Shares, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.  The Company will take all such action as may be necessary to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Shares may be listed.  The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as defined in Section 4 hereof) (i) if the total number of Shares issuable after such action upon exercise of all outstanding warrants, together with all Shares then outstanding and all Shares then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of Shares then authorized by the Company’s Articles of Incorporation, (ii) if the par value per Share would exceed the Stock Purchase Price.

Section 4.   Adjustment of Stock Purchase Price and Number of Shares.  The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4.  Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1   Subdivision or Combination of Stock.  Without duplication of any provision in the Company’s Restated Articles of Incorporation in case the Company shall at any time subdivide its outstanding Shares into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Shares shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2   Dividends in Shares, Other Stock, Property, Reclassification.  If at any time or from time to time the holders of Shares (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a)    Shares, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(b)    any cash paid or payable otherwise than as a cash dividend, or

(c)    Shares or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than Shares issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of Shares receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Shares as of the date on which holders of Shares received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3   Change of Control.

(a)    In the event of a Change of Control (as hereinafter defined), this Warrant shall be automatically exchanged for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)).  Company acknowledges and agrees that Holder shall not be required to make any additional payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence.  “Change of Control” shall mean any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, privatization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.  This Warrant shall terminate upon Holder’s receipt of the number of shares of the Company’s equity securities described in this Section 4.3(a).

(b)    Notwithstanding anything to the contrary set forth in Section 4.3(a), at the first to occur of: (i) a Change of Control, (ii) the Company’s having closed a round of equity financing equal to or exceeding $20,000,000 in aggregate additional equity (a round of equity financing is defined as a transaction or a series of transactions with substantially the same terms and excludes the exercise or conversion of any securities outstanding on the day the Warrant is issued), or (iii) July 31, 2015 (each, a “Put Event”), at Holder’s option, Holder may elect, within sixty (60) days of such Put Event, to surrender this Warrant in full to Company in exchange for a cash payment in an amount equal to $156,250.

4.4   Intentionally Omitted.

4.5   Notice of Adjustment.  Upon any adjustment of the Stock Purchase Price of more than 5% of the existing stock purchase price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company.  The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6   Other Notices.  If at any time:

(a)    the Company shall declare any cash dividend upon its Shares;

(b)    the Company shall declare any dividend upon its Shares payable in stock or make any special dividend or other distribution to the holders of its Shares;

(c)    the Company shall offer for subscription pro rata to the holders of its Shares any additional shares of stock of any class or other rights;

(d)    there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity;

(e)    there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(f)    the Company shall take or propose to take any other action, notice of which is actually provided to holders of the Shares;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) at least 20 day’s prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 day’s written notice of the date when the same shall take place.  Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Shares shall be entitled thereto.  Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.  In addition, the Company shall notify the Holder if the Company satisfies the Second Tranche Milestone, such notice to be provided as soon as possible following such satisfaction.

4.7           Certain Events.  If any change in the outstanding Shares of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable and the Board of Directors in good faith believes that an adjustment is necessary to effect the essential intent and principles with the adjustment provisions of this Warrant or if the provisions of this Section 4 are strictly applicable to an event but the application of such provisions would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

Section 5.   Issue Tax.  The issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

Section 6.   Closing of Books.   The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant, unless required by applicable law or regulation, or to avoid the violation of any applicable law or regulation.

Section 7.   No Voting or Dividend Rights; Limitation of Liability.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.  No provisions hereof, in the absence of affirmative action by the Holder to purchase Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

Section 8.   Intentionally Omitted.

Section 9.              Intentionally Omitted.

Section 10.   Rights and Obligations Survive Exercise of Warrant.  The rights and obligations of the Company, of the Holder of this Warrant and of the holder of Shares issued upon exercise of this Warrant, contained in Section 6 shall survive the exercise of this Warrant.

Section 11.   Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

Section 12.   Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

Section 13.   Survival.  All of the obligations of the Company relating to the Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.  The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder hereof and at the Holder’s expense, acknowledge in writing its continuing obligation to the Holder hereof in respect of any rights (including, without limitation, any right to registration of the Shares) to which the Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the Holder hereof to make any such request shall not affect the continuing obligation of the Company to the Holder hereof in respect of such rights.

Section 14.   Descriptive Headings and Governing Law.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

Section 15.   Lost Warrants or Stock Certificates.  The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at Holder’s expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

Section 16.   Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

Section 17.   Representations of Holder.  With respect to this Warrant, Holder represents and warrants to the Company as follows:

17.1   Experience.  It is an “accredited investor” as that term is defined in Rule 501 (a) promulgated under the Securities Act of 1933, as amended; is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company;  it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

17.2   Investment.  It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.  It understands that this Warrant and the Shares issuable upon exercise thereof have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3   Rule 144.  It acknowledges that this Warrant and the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4   Access to Data.  It acknowledges that it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

Section 18.   Additional Representations and Covenants of the Company.  The Company hereby represents, warrants and agrees as follows:

18.1   Corporate Power.  The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2   Authorization.  All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this has been taken.  This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms.

18.3   Offering.  Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Shares upon exercise of this Warrant will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4   Listing; Stock Issuance.  The Company shall secure and maintain the listing of the Shares issuable upon exercise of this Warrant upon each securities exchange or over-the-counter market upon which the Company’s Shares are listed or quoted.  Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the Shares purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise.

18.5   Certificate and By-Laws.  The Company has made available to Holder true and complete copies of the Company’s Certificate of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6   Intentionally Omitted.

18.7   Financial and Other Reports.  From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, the Company shall furnish to Holder (i) upon delivery to the Company’s Board of Directors, an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; (ii) within 45 days after the close of each fiscal quarter of the Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter and a capitalization table; and (iii) promptly after sending, making available, or filing, copies of all reports, proxy statements, and financial statements that the Company sends or makes available to its stockholders and all registration statements and reports that the Company files with the SEC or any other governmental or regulatory authority.  In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.  Notwithstanding the foregoing, the Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement and/or Supplement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

OCULUS INNOVATIVE SCIENCES, INC.

By:        /s/ Robert E. Miller
Name:   Robert E. Miller
Title:     Chief Financial Officer

VENTURE LENDING & LEASING VI, LLC,
a Delaware limited liability company

By:        Westech Investment Advisors LLC,
               a California limited liability company
Its:         Managing Member

By:       ___________________________
Name:  ___________________________
Title:    ___________________________

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:    OCULUS INNOVATIVE SCIENCES, INC.

☐
The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ________________ (_____) shares (the “Shares”) of Stock of __________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.

☐	The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated ______________________ Holder: ______________________ By: ______________________ Its: ______________________ (Address) __________________________ __________________________

(1)
Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Shares or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of Shares covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated ______________________ Holder: ______________________ By: ______________________ Its: ______________________

EXHIBIT "A"

[On letterhead of the Company]

Reference is hereby made to that certain Warrant dated November 10, 2011, issued by OCULUS INNOVATIVE SCIENCES, INC, a Delaware corporation (the "Company"), to VENTURE LENDING & LEASING VI, INC., a Maryland corporation (the "Holder").

[IF APPLICABLE]  The Warrant provides that the actual number of shares of the Company's capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant.  Such events or conditions have now occurred or lapsed, and the Company wishes to confirm the actual number of shares issuable and the initial exercise price.  The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE]  Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant:  [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that the Holder is entitled to purchase from the Company __________________________ (____________) fully paid and nonassessable shares of the Company's _________ Stock at a price of _________________________ Dollars ($__________) per share (the "Stock Purchase Price").  The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ___ day of ________________, 20____.

OCULUS INNOVATIVE SCIENCES, INC By: ________________________________ Name: ________________________________ Title: ________________________________